EXHIBIT 10.13

AGREEMENT

This Agreement is entered into on the 13th day of February, 2013 (“Effective Date”) by and among Sitel Operating Corporation (“Sitel”); David Garner (“Garner”); NA Liquidating Company, Inc., formerly known as National Action Financial Services, Inc.(“NAL”), and Emory Enterprises, LLC, a limited liability company wholly owned by Garner (“Emory”).

WHEREAS, Garner and NAL entered into that certain Membership Interest Purchase Agreement (“Purchase Agreement”) dated August 1, 2011, among other things, pursuant to which Garner and Emory purchased certain assets of NAL from Sitel; and

WHEREAS, Sitel and Emory are parties to a Support Services Agreement pursuant to which Sitel performs certain transition support services for Emory (“SSA”); and

WHEREAS, Sitel, NAL, Emory and Garner desire to settle certain monetary obligations arising under the Purchase Agreement and the SSA and otherwise agree to the termination of the SSA.

NOW, THEREFORE, the parties agree as follows:

1.
In order to settle certain post-closing monetary obligations arising under the Purchase Agreement through January 31, 2013, as further described on Annex A hereto, Garner shall pay to NAL the net sum of $89,804.55 in cash promptly following the execution of this Agreement.

2.
Emory acknowledges that it owes Sitel $333,447.04 as of January 31, 2013 (“IT Outstanding Balance”). Emory hereby agrees to pay the IT Outstanding Balance as follows: $145,945.43 in cash promptly following the execution of this Agreement, and $187,501.61 pursuant to the terms of a promissory note and Stock Pledge Agreement in the forms attached hereto as Annex B.

3.	Emory and Sitel hereby amend the SSA to provide as follows:

a.
For the time period January 1, 2013 through the Termination Date (as hereinafter defined), Emory shall pay to Sitel the sum of $15,000.00 per month for services rendered under the SSA (“Monthly Fee”). For any partial month, the Monthly Fee shall be prorated on a per diem basis.

b.
The SSA shall terminate upon the earlier to occur (the “Termination Date”) of: (a) March 31, 2013; or (b) the date upon which Emory notifies Sitel that it no longer requires any services pursuant to the SSA.

c.	Commencing upon the Effective Date through the Termination Date, (i) Sitel shall make its employee Ryan Hayton reasonably available to Emory during business hours to provide assistance with IT transition at no additional cost other than for any out of pocket costs incurred in connection with the transition; and (ii) Emory will provide a skilled IT resource to assist in the transition at its cost and expense. All amounts due pursuant to this Section 4 shall be due within thirty (30) days of receipt of invoice.

d.
On or before the Termination Date, to the extent NAL has the right to assign or transfer such licenses, NAL shall transfer to Emory all OSC licenses currently used on the MVP 2 dialer at no cost to Emory. Sitel will also review certain existing server hardware in its discretion and to the extent Sitel determines such hardware is obsolete or is otherwise not useful to Sitel but would be useful to support the IT collections platform currently used by Emory, Sitel will work with Emory to transition such hardware to Emory.

4.	Except as amended herein the terms of the SSA and the Purchase Agreement shall remain in full force and effect.

5.	Unless otherwise set forth herein, all capitalized terms shall have the meanings set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

/s/ David Garner
David Garner

Date: 2/13/13

Sitel Operating Corporation

By: /s/ Dagoberto Quintana
Title: President and Chief Executive Officer

Emory Enterprises, LLC

By: /s/ David Garner
Title: Member

NA Liquidating Company, Inc.

By: /s/ David Beckman
Title:/s/ Secretary

Annex A

Amounts Due from Garner to Sitel:
Client Receivables from 2011	105,033.38
Deferred Purchase Price Payments July-January	121,236.08
December 2011 NSF Checks	36,870.48
263,139.94

Amounts Due from Sitel to NAFS:
Client Receivables from 2011	14,846.14
Telco Credit	15,938.18
Legal Fees and Expenses	12,204.52
Blockbuster Services Invoices Jul-Jan	130,346.55
173,335.39

Net Due Sitel before SSA Costs	89,804.55

Annex B

Form of Promissory Note and Stock Pledge Agreement

PROMISSORY NOTE
$187,501.61        Nashville, Tennessee
February 13, 2013

FOR VALUE RECEIVED, Emory Enterprises, LLC ("Borrower"), a Delaware limited liability company, promises to pay to the order of Sitel Operating Corporation, a Delaware corporation ("Lender"), at its offices located at 3102 West End Avenue, Suite 1000, Nashville, TN 37203 or such other place as Lender may designate, the principal sum of ONE HUNDRED EIGHTY-SEVEN THOUSAND FIVE HUNDRED ONE DOLLARS AND 61/100 CENTS ($187,501.61), together with interest (compounded annually) on the outstanding principal balance thereof at a rate per annum (based on a year of 360 days for the actual number of days in each interest period) from the date hereof until this Note is paid in full equal to the “prime rate” as reported in The Wall Street Journal Money Rates column (the “Prime Rate”) on the date hereof, which Prime Rate shall be adjusted once annually on the anniversary date hereto to equal the Prime Rate as reported on such anniversary date or the next closest business day thereto.
This Note will be payable in full or in part at Borrower’s option at any time prior to the Maturity Date (as defined below). All payments received will be applied in the following order: (1) to charges, fees and expenses (including reasonable attorneys' fees); (2) to accrued interest and (3) to principal.
The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note: (i) the nonpayment of any sums when due under this Note; (ii) the occurrence of any default under and the lapse of any notice or cure period provided with respect to such default under any debt, liability or obligation to Lender or its affiliates of Borrower or David Garner (“Nonrecourse Guarantor”); and (iii) the filing by or against Nonrecourse Guarantor of any proceeding in bankruptcy, reorganization, debt adjustment or receivership, or any assignment by Nonrecourse Guarantor for the benefit of creditors.
The “Maturity Date” shall mean the effective date of any Liquidity Event as that term is defined in Garner’s Restricted Stock Grant Plan and Agreement dated February 28, 2011.
Immediately upon the filing of a proceeding in bankruptcy, reorganization, debt adjustment or receivership, or any assignment by Nonrecourse Guarantor for the benefit of creditors, or, at the option of Lender upon the occurrence of any other Event of Default hereunder, each without demand or notice of any kind (which are hereby expressly waived): (i) the outstanding principal balance and all accrued interest hereunder will be accelerated and become immediately due and payable, (ii) this Note, together with all arrearages of interest will from the date of the occurrence of the Event of Default bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which will be four percentage points (4%) above the then current interest rate in effect under this Note, but not more than the highest rate permitted by applicable law, (iii) Borrower will pay to Lender all reasonable attorneys' fees, court costs and expenses incurred by Lender in connection with Lender's efforts to collect the indebtedness evidenced hereby, and (iv) Lender may exercise from time to time any of the rights and remedies available to Lender under applicable law. Borrower, Nonrecourse Guarantor, all other makers, co-signers and indorsers waive presentment, demand, protest, and notice of demand, protest, non-payment, and dishonor. Borrower and Nonrecourse Guarantor also waive all defenses based on suretyship or impairment of collateral.

If, from any circumstances whatsoever, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law so that in no event will any exaction of interest be possible under this Note in excess of the limit of such validity. In no event will Borrower be bound to pay interest of more than the legal limit for the use, forbearance or detention of money and the right to demand any such excess is hereby expressly waived by Lender.
No delay or omission of Lender to exercise any right or power arising from any default will impair any such right or power or be considered to be a waiver of any such default or an acquiescence therein, nor will the action or non-action of Lender, in case of default on the part of Borrower, impair any right or power resulting therefrom. Borrower also waives all defenses based on suretyship or impairment of collateral. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect.
This Note has been delivered and accepted at and will be deemed to have been made at Nashville, Tennessee and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Tennessee, without regard to its conflict of laws principles.
EMORY ENTERPRISES, LLC

By: /s/ David Garner
Print Name: David Garner
Title: Member

Guaranty

Subject to the following, Nonrecourse Guarantor hereby guarantees (the “Guaranty”) the payment and performance of this Note in full.

Notwithstanding the foregoing, Lender will enforce payment of this Note under the Guaranty solely from the collateral securing this Note (the “Collateral”) and will not assert any deficiency remaining after application of the net proceeds of any such enforcement against Nonrecourse Guarantor in any manner or otherwise seek to realize upon the personal liability of Nonrecourse Guarantor for such deficiency. The foregoing recourse limitation is not intended as a waiver, release or discharge of any indebtedness, obligation or covenant of Borrower but is solely a covenant of Lender not to sue Nonrecourse Guarantor for a deficiency, and Lender expressly reserves all other legal and equitable rights and remedies, including without limitation the rights to foreclose or otherwise realize upon or exercise any right or remedy with respect to any of the Collateral, enforce any of its rights or remedies at law or in equity against Nonrecourse Guarantor (except as stated above), name Nonrecourse Guarantor as a party defendant in any action brought under this Note or any of the related documents (so long as execution on any judgment is limited in accordance with the provisions of this Guaranty) or pursue any or all of rights and remedies against, or limit the personal liability of, any other obligor, guarantor or surety of this Note.
/s/ David Garner
David Garner

STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement is entered into and made effective as of February 13, 2013, between (i) Sitel Operating Corporation (the “Secured Party” or “SITEL”), a Delaware corporation; and (ii) David Garner (the “Pledgor”). The Secured Party and the Pledgor may hereinafter be referred to individually as a “Party” and collectively, as “Parties.”

Recitals

A.    Emory Enterprises, LLC (“Emory”) has entered into a promissory note of even date herewith payable to the order of Secured Party in the original principal amount of $187,501.61. The Pledgor is the sole member of Emory and is a guarantor of Emory’s obligations under the Note (the “Secured Obligations”).

B.    As consideration for deferring the payment of the Secured Obligations pursuant to the Note, the Secured Party has required that the Pledgor enter into this Agreement in order to secure the payment and performance of the Secured Obligations.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Grant of Security Interest.

(a)    As security for the faithful performance of the terms of this Agreement and to ensure the availability for delivery of the Pledged Shares (as defined below) upon exercise of the right to possession of the Pledged Shares upon an Event of Default as herein defined, The Pledgor agrees to deliver to and deposit with the Secured Party stock assignments duly endorsed (with date and number of shares left blank) in form satisfactory to the Secured Party, together with the certificate or certificates evidencing the Pledged Shares.

(b)    The Pledgor hereby grants to the Secured Party a security interest in all of Pledgor’s right, title and interest in and to the shares of the common and preferred stock of SITEL Worldwide Corporation described on EXHIBIT A hereto (the “Pledged Shares”). The Pledgor further grants to the Secured Party a security interest in any stock rights, rights to subscribe, liquidating dividends, dividends paid in stock, new securities, or any other property to which the Pledgor is or may hereafter become entitled to receive on account of the Pledged Shares. If the Pledgor receives additional property of such nature, he shall immediately deliver such property to the Secured Party to be held by pursuant to the terms of this Agreement.

(c)    The Pledgor grants a further security interest to the Secured Party in the proceeds or products of any sale or other disposition of the Pledged Shares.

2.    Representations and Warranties. To induce the Secured Party to enter into this Agreement, the Pledgor represents and warrants as follows:

(a)    The Pledgor has full power and authority to enter into and perform this Agreement and this Agreement has been duly entered into and delivered and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms.

(b)    The Pledgor has good title to the Pledged Shares, and the Pledged Shares are not subject to any lien, charge, pledge, encumbrance, claim or security interest other than those granted pursuant to this Agreement.

(c)    The Pledgor has not entered into any stock restriction or purchase agreement with respect to the Pledged Shares which would in any way restrict the sale, pledge or other transfer of the Pledged Shares or of any interest in or to the Pledged Shares hereunder other than a Stockholder Agreement in favor of SITEL Worldwide Corporation dated August 15, 2000, as amended to date.

3.    Duration of Security Interest. The Secured Party, and its successors and assigns, shall hold the security interest created hereby pursuant to the terms of this Agreement, and this security interest shall continue until the Secured Obligations are paid in full.

4.    Maintaining Freedom from Liens. The Pledgor shall keep the Pledged Shares free and clear of liens and shall pay all amounts, including taxes, assessments or charges, which might result in a lien against the Pledged Shares if left unpaid, unless the Pledgor at its own expense are contesting such amount in good faith by an appropriate proceeding timely instituted which shall operate to prevent the collection or satisfaction of the lien or amount so contested. If the Pledgor fails to pay such amounts and are not contesting the validity or amount thereof in accordance with the immediately preceding sentence, the Secured Party may, but is not obligated to, pay such amounts, and such payment shall be conclusive evidence of the legality or validity thereof. The Pledgor shall promptly reimburse Secured Party for any such payments, and until reimbursement, such payments shall be a part of Secured Obligations.

5.    Certain Rights Respecting Pledged Shares.

(a)    The Pledgor shall continue to be the owner of the Pledged Shares so long as no Event of Default (as defined below) under Secured Obligations or this Agreement has occurred and is continuing and may collect and retain all distributions now or hereafter payable on or on account of the Pledged Shares, and, so long as no Event of Default has occurred may exercise their voting rights with respect to the Pledged Shares.

(b)    The Pledgor shall not sell, transfer or encumber, or attempt to sell, transfer or encumber, the Pledged Shares, or any part thereof or interest therein, without the prior express written consent of the Secured Party. Any such consent of the Secured Party shall not constitute the release by the Secured Party of its interest in the Pledged Shares, and any such sale, transfer or encumbrance consented to shall be so sold, transferred, or encumbered subject to the security interest of the Secured Party.

(c)    The Secured Party at its option upon the occurrence of any Event of Default and so long as such Event of Default exists may exercise all voting rights and privileges whatsoever with respect to the Pledged Shares, including, without limitation, the right to receive distributions. To that end, the Pledgor hereby grants the Secured Party a proxy and appoints Secured Party as its attorney-in-fact for all purposes of voting the Pledged Shares at any annual regular or special meeting of SITEL Worldwide Corporation and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until all of the Secured Obligations have been fully paid and terminated, and all persons whatsoever shall be conclusively entitled to rely upon oral or written certification of the Secured Party that it is entitled to vote the Pledged Shares hereunder. The Pledgor shall execute and deliver to the Secured Party any additional proxies and powers of attorney that the Secured Party may desire in its own names. The Secured Party acknowledges that it will not exercise any rights granted pursuant to this paragraph 5(c) unless an Event of Default has occurred and only so long as the Event of Default continues to exist.

6.    Events of Default. At the option of Secured Party, the happening of any of the following events shall constitute a default under this Agreement (each an “Event of Default”):

(a)    An Event of Default under the Note;

(b)    The creation of any lien in the Pledged Shares, without the prior written consent of the Secured Party; or

(c)    The sale or transfer of the Pledged Shares, or any part thereof or interest therein, without the prior written consent of the Secured Party.

7.    Remedies.

(a)    Upon the occurrence of any Event of Default, the Secured Party may at its option declare that part of the Pledged Shares, as is necessary to remedy the default, to be immediately due and payable, and, in addition to exercising all other rights or remedies, proceed to exercise with respect to the Pledged Shares all rights, options and remedies of a secured party upon default as provided for under the Uniform Commercial Code as then adopted in the state of Tennessee.

(b)    The rights of Secured Party upon the occurrence of an Event of Default shall include, without limitation, the following:

(i)    The right to sell the Pledged Shares at public or private sale in one or more lots. Secured Party shall be entitled to apply the proceeds of any such sale to the satisfaction of the Secured Obligations and to expenses incurred in realizing upon the Pledged Shares in accordance with the Uniform Commercial Code; and

(ii)    The right to recover the reasonable expenses of preparing for sale and selling the Pledged Shares and other like expenses, together with court costs and reasonable attorneys, fees incurred; and

(iii)    The right to proceed by appropriate legal process at law or in equity to enforce any provision of this Agreement or in aid of the execution of any power of sale, or for foreclosure of the security interest of the Secured Party, or for the sale of the Pledged Shares under the judgment or decree of any court; and

(iv)    The right to transfer the Pledged Shares into the name of Secured Party to facilitate its exercise of other rights or remedies with respect to them.

8.    Exercise of Remedies. The rights and remedies of the Secured Party shall be deemed to be cumulative, and any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy. Notwithstanding the foregoing, the Secured Party shall be entitled to recover by the cumulative exercise of all remedies no more than the sum of (a) the Secured Obligations remaining outstanding at the time of the exercise of remedies, plus (b) the costs, fees and expenses that the Secured Party is otherwise entitled to recover.

9.    Return of Collateral. Subject to the terms of this Agreement, the Secured Party shall deliver the Pledged Shares, or any part remaining thereof, to the Pledgor upon the payment in full of the Secured Obligations.

10.    Further Assurances. The Pledgor shall sign such other documents or instruments, and take such other actions, as the Secured Party may request to more fully create and maintain, or to verify, ratify or perfect the security interest intended to be created in this Agreement.

11.    Miscellaneous.

(a)    Waiver. Failure by the Secured Party to exercise any right shall not be deemed a waiver of that right, and any single or partial exercise of any right shall not preclude the further exercise of that right. Every right of the Secured Party shall continue in full force and effect until such right is specifically waived in writing signed by Secured Party.

(b)    Severability. If any part, term or provision of this Agreement is held by any court to be prohibited by any law applicable to this Agreement, the rights and obligations of the parties shall be construed and enforced to the greatest extent allowed by law, or if such part, term or provision is totally unenforceable, as if this Agreement did not contain that particular part, term or provision.

(c)    Headings. The headings in this Agreement have been included for ease of reference only, and shall not be considered in the construction or interpretation of this Agreement.

(d)    Benefit. This Agreement shall inure to the benefit of the Secured Party and the Pledgor and their successors and assigns.

(e)    Governing Law. To the extent allowed under the Uniform Commercial Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Tennessee, without regard to or application of its conflicts of law rules.

(f)    Entire Agreement. This Agreement along with the Purchase Agreements and other documentation relating to the Secured Obligations constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings with respect to the subject matter hereof, whether written or oral. No change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

(g)    Assignment. The Secured Party may assign its rights under this Agreement to its affiliated companies. Any assignor of the Pledged Shares shall take such Pledged Shares subject to the terms of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Pledgor and Secured Party have signed this Agreement as of the date first above written.

PLEDGOR:

                        /s/ David Garner                                            David Garner

SECURED PARTY:

SITEL OPERATING CORPORATION

By /s/ Dagoberto Quintana
Title: President and Chief Executive Officer

EXHIBIT A

Description of Pledged Shares

Cert. No.        No. and Type of Shares

A-697            750,000 shares of Class A Common Stock (restricted)
A-693            186,011 shares of Class A Common Stock
A-660            43,407 shares of Class A Common Stock (restricted)
A-294            869,565 shares of Class A Common Stock
PB-34            33.395 shares of Series B Preferred Stock
PB-17            300 shares of Series B Preferred Stock

ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received,         the undersigned
hereby sells, assigns and transfers unto

THREE HUNDRED THIRTY-THREE AND 395/1000 (333.395) Shares of the     Series B Preferred
Capital Stock of     SITEL Worldwide Corporation
standing in         his         name on the books of said         corporation
represented by Certificate Nos. PB-17 and PB-34 herewith and do hereby irrevocably appoint attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

/s/ David Garner
David Garner

ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received,         the undersigned
hereby sells, assigns and transfers unto

ONE MILLION EIGHT HUNDRED FORTY-EIGHT NINE HUNDRED EIGHTY-THREE (1,848,983) Shares of the     Class A Common
Capital Stock of     SITEL Worldwide Corporation
standing in         his         name on the books of said         corporation
represented by Certificate Nos. A-697, A-693, A-660, A-294 herewith and do hereby irrevocably appoint attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

David Garner